EXHIBIT 99.1

LATITUDE SOLUTIONS, INC. ANNOUNCES ADDITION OF INDEPENDENT DIRECTOR JOHN PAUL DEJORIA TO BOARD OF DIRECTORS

Boca Raton, Florida-- (October 26, 2011) - Latitude Solutions, Inc. ("LSI" or the "Company"), trading symbol OTC: LATI.QB announced today the addition of international business executive and philanthropist John Paul DeJoria as an independent director. Latitude Solutions, Inc.'s Chairman & CEO, Harvey Kaye stated "The addition of John Paul DeJoria to the Board of Latitude Solutions brings the experience of a world renowned entrepreneur and philanthropist who has created highly successful international companies such as John Paul Mitchell Systems and Petron Tequila. Mr. DeJoria adds enormous experience in transitioning companies to full domestic and international operations and also brings unique experience in marketing, corporate positioning and operations to our Company."

John Paul DeJoria stated, "Latitude's Electro PrecipitationTM, Integrated Water SystemsTM technology is the enabling technology to provide sustainable solutions to allow for the remediation of huge amounts of industrial waters, particularly Oil/Gas hydrofracking waters as well as mining and food processing contaminated waters, thereby preserving vast amounts of water for human needs. I am pleased to be a part of this forward looking, environmentally conscious company."

About Latitude Solutions, Inc.

Latitude Solutions, Inc. is a holding company for four subsidiaries which provide products, processes and solutions for contaminated water applications. The Company's proprietary clean water Electro PrecipitationTM, Integrated Water SystemsTM technologies reside in its wholly owned subsidiary, Latitude Clean Technology Group, Inc. The marketing, operation and deployment of its technologies are conducted through its other three operating subsidiaries. Latitude Energy Services, LLC provides marketing, operation and service of the Company's clean water technologies to the oil and gas industry.

Latitude Industrial Water Solutions, Inc. markets services the Mining, Food Processing, Agriculture, Livestock management, Public Utilities Water Usage and others industrial applications and Latitude Maritime Solutions, Inc.'s principal area of focus is the marketing and implementation of LSI's propriety technologies for the maritime industry. LSI has offices and/or operations in Boca Raton, Florida; Colorado Springs, Colorado; New York and Brightwaters, New York, Chicago, Illinois and Searcy, Arkansas. The Company's products and solutions can be viewed on www.latitudesolutions.net.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange